PRESS RELEASE                  For More Information Contact:
For Immediate Release
Jerry Goldberg, CFO
Visualant, Inc.
500 Union Street, Suite 406 Seattle, WA 98101
Telephone: 206.903.1351
www.visualant.net

Visualant, Inc. Elects Dr. Masahiro Kawahata, Jon Pepper and Robert Dougherty to Board of Directors

Seattle, WA., April 20, 2006/PRNewswire-Visualant, Inc. (OTC BB: VSUL), a color technology company (“VSUL”) that provides multi-dimensional spectral-based pattern file creation security solutions, today announced the election of Dr. Masahiro Kawahata, Jon Pepper and Bob Dougherty to its board of directors.

Ralph Brier, President and CEO of Visualant, Inc. announced today the election of Dr. Masahiro Kawahata, Jon Pepper and Bob Dougherty to the Company’s Board of Directors. Brier said, “We are honored to have Dr. Kawahata as both the Company’s Scientific Advisor and a member of the Board. Jon Pepper and Robert Dougherty bring years of experience in the technology business and the development and manufacturing of medical diagnostic tools. We look forward to the active participation of these three talented and experienced individuals.”

Dr. Masahiro Kawahata is the former Director of the Fujitsu Research Institute. Dr. Kawahata has taught at Tokai University, is a Consulting Professor at Stanford University, Provost’s Distinguished Professor at the University of Southern California and Visiting Professor at the University of Washington. He is known in Japan as “the father of multimedia” for his work as National Program Director in developing the nationwide fiber optic network. Early in 2005, the U.S. government officially acknowledged him as “Non-U.S. Scientist of Extraordinary Ability.” He has served as a Director of numerous technology companies, and has received several prestigious awards in the United States and Japan.

Jon Pepper is the co-founder of Pepcom [www.pepcom.com], an industry leader in producing press-only technology showcase events around the country. Prior to that, Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that was distributed to industry leaders and opinion makers worldwide. Mr. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was a well-regarded former journalist and columnist, and his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men’s Journal, Working Woman, PC Week, Popular Science, and many other well known publications. Mr. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen.

Robert Dougherty, an experienced executive with over 25 years of experience in the Medical industry, is currently an independent consultant in the human resources business. During his career, Mr. Dougherty has been President of Coopervision, Cilco Division, a producer of specialty medical products serving the vision care and women’s healthcare markets; President and CEO of Pharmacia US, Inc., a manufacturer of diagnostic tools for accurate diagnosis of common childhood respiratory diseases; and Vice President for Advocacy for the American Academy of Ophthalmology, the largest national membership association of ophthalmologists.  Mr. Dougherty holds a B.A. from the University of Minnesota.

About Visualant, Inc.

Visualant, Inc. (VSUL) has a color technology (patent pending) providing multi-dimensional spectral-based pattern file creation and matching. Color pattern files can be created from any digital photograph or scan, without having to reprint, recreate, recall, or modify existing digital source documents. Those pattern files may then be matched against existing databases to detect identity crime, forgery, counterfeiting, and other frauds. Visualant’s technology is intended to provide a new and rapid detection tool for a range of critical applications, including national security, forgery/fraud prevention, brand protection, and product-tampering protection. Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "VSUL".  Contact: Jerry Goldberg, Chief Financial Officer, Visualant, Inc., 500 Union Street, Suite 406, Seattle, WA 98101; Tel: 206.903.1351; Fax: 206.903.1352
www.visualant.net

The statements made by Visualant, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements describe the Company’s future plans, projections, strategies and expectations, and may be identified by words such as "expects”, "anticipates”, "intends”, "plans”," "believes”, "seeks”, "estimates" or words of similar meaning.  These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements.  These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Visualant, Inc. SEC reports and filings, including our Annual Report on Form 10-KSB, filed on February 9th, 2006, and subsequent Quarterly Reports on Form 10-QSB and Current Report on Form 8-K.  The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

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